Contact:	Nick Ashooh (News Media)
212-770-3523

Ned Burke (Investment Community)
212-770-8627
AIG NAMES ROBERT B. WILLUMSTAD CHIEF EXECUTIVE OFFICER
NEW YORK, June 15, 2008 — American International Group, Inc. (AIG) today announced that its Board of Directors has named Chairman Robert B. Willumstad to the additional position of Chief Executive Officer. Willumstad succeeds Martin J. Sullivan, who is leaving AIG and its Board of Directors. The Board has also named Stephen F. Bollenbach as its lead independent director.
          George L. Miles, Jr., Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, said, “Martin successfully led AIG through the crisis it faced when he became CEO in 2005, and he has made significant contributions over the past three years in executing AIG’s strategy and building on its global franchise. The Board has determined that Bob’s broad managerial and financial services experience makes him the right person to lead AIG through today’s turbulent markets, drive further organizational change and rebuild shareholder value in the years ahead.”
          Miles continued, “On behalf of the Board and the entire organization, I want to thank Martin Sullivan for his extraordinary dedication and service to AIG for over 35 years. We all wish him well in his future endeavors.”
          Bollenbach said, “AIG is fortunate to have a world-class financial services executive on its Board who can immediately step into the CEO role and successfully lead AIG at this critical juncture. The Board has great confidence in Bob Willumstad’s leadership and his ability to restore AIG to its historic levels of performance.”
          Willumstad said, “I am honored by the opportunity to lead AIG at this important time. Although conditions in the credit markets continue to create significant challenges in several areas of the business, AIG has great people throughout the organization and an unrivaled global franchise with tremendous long-term growth potential. In the coming months, we will conduct a thorough strategic and operational review of AIG’s businesses and their performance. The Board and I recognize that results over the past two quarters have been unacceptable, but we are confident in AIG’s future. We are determined to get the organization back on track as quickly as possible and ensure it is well positioned for future success.”
          Willumstad, 62, has been Chairman of the Board of AIG since November 2006. He is the co-founder of Brysam Global Partners, a New York-based private equity investment firm focused on emerging markets financial services investments. He resigned in 2005 as President and Chief Operating Officer of Citigroup, Inc., where he was responsible for all of the company’s businesses and also served as a Board member. Previously, Willumstad was Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup, where he was responsible for all of its global consumer businesses, including credit cards, consumer finance and retail banking. Prior to the formation of Citigroup in 1998 from the merger of Citicorp and Travelers Group, he was Chairman and Chief Executive Officer of Travelers Group Consumer Financial Services. He joined CitiFinancial (then Commercial Credit) in 1987. Earlier in his career, he spent 20 years at Chemical Bank in operations, retail banking and computer systems. He is a member of the Board of Directors of S.C. Johnson & Son, Inc. and a Trustee of Adelphi University.
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American International Group, Inc.
70 Pine Street, New York, NY 10270

AIG Names Robert B. Willumstad Chief Executive Officer
June 15, 2008
Page two

Conference Call
          A conference call for the investment community will be held tomorrow at 9:00 a.m. EDT. The dial-in number for domestic callers is (877) 552-6210 and for participants located outside of the U.S. is (334) 323-9854. The passcode for all callers is 87397807. The call will be broadcast live on the Internet, and a replay will be available beginning this afternoon at: www.aigwebcast.com. The replay will also be available by dialing (877) 919-4059 from within the U.S or (334) 323-7226 from outside the U.S. The replay passcode for all callers is 87397807.
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          American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the period ended March 31, 2008. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
Remarks made may also contain certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the First Quarter 2008 Financial Supplement available in the Investor Section of AIG’s corporate website, www.aigcorporate.com.
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